PUT AND SECURITY AGREEMENT


        THIS PUT AND SECURITY AGREEMENT (the "Agreement") is made this 19th day of December, 1996, and becomes effective upon the closing of the Offering (as defined below), by and among VISION HEALTH CARE, INC., a Florida corporation whose address is c/o Barrack & Liane, P.A., 100 West Bay Street, Jacksonville, Florida 32202 ("VHC"), DENTAL NETWORK, INC., a Florida corporation whose address is 5775 Blue Lagoon Drive, Miami, Florida 33126 ("Investor") and James W. Andrews, O.D., Howard J. Braverman, O.D., Roy L. Burgess, C.P.A., M.S.M., Alan P. Fisher, O.D., Mitchell W. Legler, Peter D. Liane, O.D., Jeffrey C. Locke, O.D., Terrance
   W. Naberhaus, O.D., Raymond M. Neff and John M. Renaldo, O.D. (collectively, the "Shareholders").

                               RECITATION OF FACTS

        A. VHC was formed in May 1995 for the purpose of acquiring the operating assets of Vision Care, Inc. ("VCI"), a non-stock, not-for-profit Florida corporation that is engaged in the management, administration and provision of prepaid vision care service plans in Florida.

        B. In order to raise the funds necessary to purchase VCI's assets, VHC filed a registration statement with the Securities and Exchange Commission on Form S-1 (Registration No. 333-3530) under the Securities Act of 1933, as amended, pursuant to which it is offering to sell up to 504,000 shares of VHC's common stock, $0.01 par value (the "Common Stock") at $10.00 per share (the "Offering").

        C. Simultaneously with the effectiveness hereof, Investor is purchasing 100,000 shares of the Common Stock pursuant to the terms of the Offering, subject to certain terms and conditions set forth in this Agreement.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. Definitions. The following terms shall have the meanings indicated below and shall be construed to have the broadest possible meanings permitted under the Code:

             "Agent" means Peter D. Liane, O.D., or his substitute as appointed pursuant to Section 2.

             "Agreement" means this Put and Security Agreement as it is amended, modified or supplemented from time to time.

             "Closing" means generally the execution and delivery of those documents, securities and/or funds necessary to effect the transactions contemplated by Section 3.(b) or Section 3.(c).

             "Code" means the Uniform Commercial Code as enacted by the State of Florida, as it shall be amended from time to time.

             "Collateral" means (i) any and all shares of Common Stock, now or hereafter owned by Shareholders, (ii) all of Shareholders' respective options to acquire Common Stock which are assignable and held as of the date hereof (as described in further detail on Schedule A) or held after the date hereof, and (iii) the Shareholders' interests in their respective options to acquire Common Stock which are not assignable and held as of the date hereof (as described in further detail on Schedule A) or held after the date hereof; or, to the extent there is substitute collateral as provided for in Section 8 hereof, "Collateral" means such substitute collateral in lieu of (i), (ii) and (iii).

             "DNI Shares" means the shares of Common Stock purchased by Investor in the Offering.

             "Pro Rata" means pro rata based on the relative percentages set forth on Schedule A.

             "Put Notice" means the written notice delivered to each Shareholder by Investor pursuant to Section 3.(a).

             "Put Option" means the put option granted to Investor pursuant to Section 3 hereof.

             "Put Price" means $1,000,000, plus 12% per annum simple interest calculated from the date of this Agreement through the day before the Closing of a transaction pursuant to Section 3.(b).

             "Security Interest" means the security interest (as that term is defined by the Code) granted by this Agreement.

        2. Agent. The parties agree that Agent shall act as the spokesperson for the Shareholders and that no Shareholder other than Agent shall have any authority to (a) advise Investor whether the Shareholders as a group have elected (i) to purchase all of the DNI Shares in exchange for the Put Price pursuant to Section 3.(b) or (ii) to deliver all the Collateral pursuant to Section 3.(c) or (b) to otherwise bind the Shareholders as a group pursuant hereto. All notices to the Shareholders shall be deemed delivered to the Shareholders on the date deemed delivered to Agent pursuant to Section 13.(j). Investor agrees to provide a copy of any notice to Agent to each other Shareholder. In the event Agent dies, is adjudged incompetent or otherwise is unable or unwilling to continue to serve as Agent, a substitute Agent may be appointed by a majority-in-interest of the other Shareholders.

        3.   Put Option In Favor of Investor.

             (a) Put Option. Beginning on the 120th day following the Florida Department of Insurance's approval of the transactions contemplated herein, and extending to and including July 31, 1998, Investor shall have the right to require the Shareholders (acting as a group) to elect to either (1) purchase all of the DNI Shares, severally but not jointly (in the respective percentages set forth on Schedule A), in exchange for the Put Price pursuant to Section 3.(b), or (2) deliver all of the Collateral pursuant to Section 3.(c). The right shall be exercised by delivering written notice (the "Put Notice") to Agent and each of the other Shareholders. Upon the receipt of the Put Notice by Agent, the Shareholders, acting as a group through Agent, shall have 73 days to notify Investor in writing of their intent to either purchase all of the DNI Shares in exchange for the Put Price pursuant to Section 3.(b) or to deliver all of the Collateral pursuant to Section 3.(c); provided, however, that the Shareholders shall use reasonable efforts to make an election as soon as possible after Agent's receipt of the Put Notice and shall notify Investor as soon as practicable after they have made such election. In the event that the Shareholders have not notified Investor in writing within such 73-day period, the Shareholders shall be deemed to have made an election to deliver all of the Collateral to Investor pursuant to Section 3.(c).

             (b) Sale of DNI Shares. The Shareholders may satisfy their obligations under Section 3.(a) by purchasing all of the DNI Shares in exchange for the Put Price, in which case Investor shall deliver all of the DNI Shares free of all security interests and other claims, interests and encumbrances by surrendering all certificates representing the DNI Shares, duly endorsed if the Shareholders shall so require or accompanied by appropriate instruments of transfer satisfactory to the Shareholders, at VHC's principal office. In the event any Shareholder's purchase of his Pro Rata share of the DNI Shares requires Florida Department of Insurance approval, each Shareholder agrees to file any necessary applications with the Department as soon as practicable, and Investor agrees to cooperate in the making of any such applications. Investor agrees to execute such other documents as the Shareholders may reasonably require in connection with the delivery of the DNI Shares. Upon the delivery of his Pro Rata portion of the Put Price, the consummation of the Closing and Florida Department of Insurance approval (if necessary), no Shareholder shall have any further liability or obligation under this Section 3, each Shareholder shall be treated for all purposes of this Agreement as the owner of his Pro Rata portion of the DNI Shares and this Agreement shall terminate.

             (c) Transfer of the Collateral. In the event that the Shareholders do not satisfy their obligations under Section 3.(a) by purchasing all of the DNI Shares in exchange for the Put Price, each Shareholder shall transfer his Pro Rata portion of the Collateral to Investor free of all security interests and other claims, interests and encumbrances by surrendering any certificates and other documents representing the Collateral held by such Shareholder, duly endorsed if Investor shall so require or accompanied by appropriate instruments of transfer satisfactory to Investor, at VHC's principal office. In the event Investor's ownership of the Collateral requires Florida Department of Insurance approval, Investor agrees to file any necessary applications with the Department as soon as practicable, and each Shareholder agrees to cooperate in the making of any such applications. Upon the transfer of his Pro Rata portion of the Collateral and the consummation of the Closing, no Shareholder shall have any further liability or obligation under this Section 3, Investor shall be treated for all purposes of this Agreement as the owner of the Collateral and this Agreement shall terminate. If the Collateral is transferred to Investor pursuant to this
   Section 3.(c), the Shareholders will no longer have the right to exercise any unexercised options held on the date of such transfer, and such options shall expire at Investor's direction at the Closing or any time thereafter. VHC shall be a third party beneficiary to the preceding sentence. Notwithstanding anything in this Section 3.(c) to the contrary, at the election of Investor, Investor may deliver to VHC on behalf of any Shareholder not later than 10 days before the Closing the option exercise price of any non-assignable options held by such Shareholder shall use the money to exercise such options, and VHC shall deliver the underlying shares of Common Stock to Investor at the Closing.

             (d) Closing. The Closing of (1) the purchase and sale of the DNI Shares or (2) the transfer of the Collateral, as the case may be, shall take place at VHC's principal office on the seventy-sixth day after the Agent receives the Put Notice (provided that if such day is a Saturday, Sunday or holiday, then on the next business day), or on such other day as Investor and Agent shall agree to in writing. The parties agree that any transaction hereunder that requires Florida Department of Insurance approval shall be closed in escrow pending such approval, with Investor directing the investment of any escrowed funds resulting from the Shareholders' purchase of the DNI Shares pursuant to Section 3.(b).

             (e) Termination. The Put Option (assuming that it has not been exercised) becomes void if (i) VHC merges with, is acquired by, or comes under common control with Investor or (ii) there is a change of control of VHC which a majority of the Investor Nominees (as defined below) approved.

        4. Representations, Warranties and Covenants of VHC and the Shareholders. To induce Investor and the Shareholders to enter into and perform this Agreement, VHC and the Shareholders, as applicable, make the following representations, warranties and covenants to Investor, each of which is true and correct on the date hereof and shall remain true and correct to and including the date of a Closing.

             (a)  Corporate.

                  (i) Organization. VHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

                  (ii) Corporate Power. VHC has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by VHC and to carry out the transactions contemplated hereby and thereby.

             (b) Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by VHC pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of VHC. No other corporate act or proceeding on the part of VHC or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by VHC pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by VHC pursuant hereto will constitute, valid and binding agreements of VHC, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles. All actions have been taken, if required, so that the provisions of Sections 607.0901 and 607.0902, Florida Statutes, are and shall be inapplicable to Investor's purchase of the DNI Shares and to all other transactions contemplated by this Agreement.

             (c) No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by VHC pursuant hereto, nor the consummation by VHC of the transactions contemplated hereby and thereby (a) will violate any applicable law or order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any government entity, except for the Florida Department of Insurance's approval of VHC's Application for Certificate of Authority, Statement of Acquisition of Control with respect to Vision Care, Inc.'s assets, and the transactions contemplated by this Agreement, or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the Articles of Incorporation or Bylaws of VHC or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which VHC is a party.

             (d) Investor Representation on VHC's Board of Directors. VHC represents that it currently has four vacancies on its Board of Directors and promptly following the date hereof shall elect four nominees selected by Investor and reasonably acceptable to VHC's Board of Directors (collectively, "Investor Nominees") to fill the four vacancies. Two Investor Nominees shall be elected to a one-year term, one Investor Nominee shall be elected to a two-year term and one Investor Nominee shall be elected to a three-year term. Each Investor Nominee shall be nominated for re-election at the first meeting of shareholders of VHC at which directors are to be elected following the expiration of his respective initial term, and each Shareholder agrees to vote his shares of Common Stock in favor of such election. Thereafter, so long as Investor continues to beneficially own at least 100,000 shares of Common Stock, at each annual or special meeting of shareholders of VHC at, or the taking of action by written consent of shareholders of VHC with respect to, which any directors are to be elected, Investor shall have the right to nominate for election to the Board of Directors that number of directors (such directors also, "Investor Nominees") which, when added to the number of directors who are then Investor Nominees and who will continue to serve as directors without regard to the outcome of the election at such meeting or by such consent, represents 25% of the total number of directors. In computing the number of Investor Nominees, any fraction is to be rounded down to the nearest whole number. VHC will support the nomination of each Investor Nominee and will exercise all authority under applicable law to cause each Investor Nominee to be elected to the Board, and each Shareholder agrees to vote his shares of Common Stock in favor of such election. In addition, VHC's Board of Directors shall elect an Investor Nominee reasonably acceptable to the Board to fill any mid-term vacancy created by the resignation or other early termination of the term of an Investor Nominee prior to its scheduled expiration, and VHC agrees to allow at least one Investor Nominee the opportunity to serve on each committee formed by its Board of Directors. As a condition to their election, each Investor Nominee must agree to resign from the Board of Directors at the Closing, if any, of the Shareholders' purchase of DNI Shares pursuant to Section 3.(b).

             (e) Removal of Blank Check Preferred Stock; Meetings Called by Shareholders. VHC's Board of Directors has approved, and the Board shall submit to VHC's shareholders at VHC's 1997 annual meeting of shareholders, a proposed amendment to its Articles of Incorporation (i) removing the provision authorizing "blank check" preferred stock that can be issued by the Board of Directors with rights and preferences established by the Board, and (ii) reducing the percentage of shareholders required to call a special meeting of the shareholders from 35% to 15%. VHC's Board of Directors shall recommend that VHC's shareholders vote in favor of such matters and each Shareholder agrees to vote his shares of Common Stock in favor of such matters. VHC shall use reasonable best efforts to hold its 1997 annual meeting no later than March 31, 1997.

             (f) No Dividends. VHC agrees that it will not declare any dividend on the Common Stock on and between the date that Agent receives the Put Notice and the date of the Closing, if any.

             (g) Insurance. VHC agrees that it will use reasonable efforts to obtain a directors' and officers' liability insurance policy as soon as practicable after the closing of the Offering and to maintain such coverage with respect to such periods as an Investor Nominee shall serve as a director.

             (h) Return of Subscription Funds. In the event that the Florida Department of Insurance has not approved the transactions contemplated by this Agreement on or before January 31, 1997, VHC shall, within 10 days after Investor's demand therefor, return all of Investor's funds used to purchase the DNI Shares, together with interest thereon. The Company acknowledges that Investor's subscription for the purchase of the DNI Shares is subject to the condition precedent that Investor shall have obtained an advance of $1,000,000 under its credit agreement with Nationsbank.

             (i) Issuance of Shares to Health Care Facilities. VHC agrees that it will not issue any shares of Common Stock or other form of security to any entity which is engaged, or which is an affiliate of another entity which is engaged, to VHC's knowledge, in the principal business of owning or operating physical facilities for use by health care providers, without the prior written consent of Investor.

             (j) Sale of Shares in Offering. VHC agrees that it will not sell more than 300,000 shares of Common Stock in the Offering.

             (k) Further Actions. VHC shall take all actions that may be necessary or appropriate, from time to time, to effectuate the purposes of and the transactions contemplated by this Agreement, and shall not give effect to any action by any Shareholder which is inconsistent with the provisions of this Agreement, including Sections 3, 7 and 12.

             (l) Legal Opinion. Prior to and as a condition of the release from escrow to VHC of the subscription funds representing the purchase price of the DNI Shares, Foley & Lardner, as counsel to VHC, shall deliver an opinion to Investor covering such matters as are customary for transactions of this type and as to which Investor's counsel may reasonably request.

        5. Representations, Warranties and Covenants of Investor. To induce VHC and the Shareholders to enter into and perform this Agreement, Investor makes the following representations, warranties and covenants to VHC and the Shareholders, each of which is true and correct on the date hereof and shall remain true and correct to and including the date of a Closing.

             (a) Organization. Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

             (b) Corporate Power. Investor has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Investor and to carry out the transactions contemplated hereby and thereby.

             (c) Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Investor pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and shareholders of Investor. No other corporate act or proceeding on the part of Investor or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Investor pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Investor pursuant hereto will constitute, valid and binding agreements of Investor, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

             (d) No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Investor pursuant hereto, nor the consummation by Investor of the transactions contemplated hereby and thereby (a) will violate any applicable law or order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any government entity, except for the Florida Department of Insurance's approval of the transactions contemplated by this Agreement, or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the Articles of Incorporation or Bylaws of Investor or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Investor is a party.

             (e) Legal Opinion. Prior to the closing of the Offering, Steel Hector & Davis, LLP, as counsel to Investor, shall deliver an opinion to VHC covering such matters as are customary for transactions of this type and as to which VHC's counsel may reasonably request.

        6. Further Representations and Warranties of the Shareholders. To induce VHC and Investor to enter into and perform this Agreement, each Shareholder makes the following representations, warranties and covenants to VHC and Investor, each of which is true and correct on the date hereof and shall remain true and correct to and including the date of a Closing.

             (a) Power; Solvency. Such Shareholder has the full power and authority to enter into this Agreement and this Agreement has been duly executed and is enforceable in accordance with its terms, except for such limits thereon arising from bankruptcy and similar laws. As of the date hereof, such Shareholder's assets are equal to or exceed in value such Shareholder's liabilities, and such Shareholder is paying his debts as they become due.

             (b) Good Title. That portion of the Collateral owned by such Shareholder as of the date hereof is, and hereafter will be, owned free and clear of all security interests and other claims, interests and encumbrances, except the Security Interest and the transfer restrictions set forth in VHC's Articles of Incorporation (which transfer restrictions are not applicable to the transactions contemplated by Section 3 of this Agreement).

             (c) Security Interest. Such Shareholder has taken all action necessary such that, simultaneously with the effectiveness hereof, Investor has a perfected Security Interest in the Collateral owned by the Shareholder as of the date hereof, as described in Section 8 below.

        7. Further Covenants of the Shareholders. So long as this Agreement has not been terminated as provided hereafter, each Shareholder:

             (a) Title. Will defend the Collateral owned by such Shareholder against the claim of all other persons;

             (b) No Encumbrances. Will keep the Collateral owned by such Shareholder free of all security interests and other claims, interests and encumbrances, except the Security Interest and the transfer restrictions set forth in VHC's Articles of Incorporation;

             (c) No Sale, Etc. Will not assign, deliver, sell, transfer, lease or otherwise dispose of (including dispositions by operation of law) any portion of the Collateral owned by such Shareholder, or any interest therein;

             (d) Location of Shareholders. Will notify Investor in writing at least 30 days in advance of any change in such Shareholder's address from that specified below his signature;

             (e) Stock Powers, etc. Has executed and delivered and will execute and deliver to Investor such stock powers, stock certificates and other documents, and take such other action as Investor may deem advisable to perfect the Security Interest created by this Agreement;

             (f) Taxes. Will pay all taxes, assessments and other charges of every nature, and any penalties or interest with respect thereto, which may be levied, assessed or imposed on or against the Collateral owned by such Shareholder and in connection with the Security Interest therein and any transfer thereof to Investor;

             (g) Preserve Rights. Will not take or permit to be taken any action which might (i) jeopardize or diminish any right of such Shareholder or Investor in the Collateral owned by such Shareholder or
   (ii) be inconsistent with the obligation to transfer all of the Collateral to Investor pursuant to Section 3.(c); provided, however, that the retirement or other termination, whether voluntary or involuntary, of any Shareholder's employment or other relationship with VHC which results in the termination of such Shareholder's rights and interest in any option in accordance with the terms thereof shall not violate this covenant;

             (h) Compliance with Laws. Will in all material respects comply with all laws and regulations, including all securities laws, will timely file all forms, reports and schedules required to be filed by or with all governmental agencies and otherwise timely make all disclosures required to be made in connection with the Collateral owned by such Shareholder; and

             (i) Further Assurances. Will take all other action reasonably requested by Investor at any time and from time to time to effectuate the intent of this Agreement, to protect and preserve the Collateral owned by such Shareholder, and to protect, preserve and perfect the Security Interest of Investor.

        8. Grant of Security Interest. In order to secure the Shareholders' obligations set forth in Section 3, each Shareholder hereby pledges, delivers, transfers and assigns to Investor certificates, stock powers duly endorsed in blank and other documents evidencing, and grants to Investor a continuing, unconditional and perfected Security Interest in, that portion of the Collateral owned by such Shareholder to secure the prompt, timely and complete payment of the Put Price or, if applicable, the transfer of all of the Collateral, upon the exercise of the Put Option. Notwithstanding anything herein to the contrary, all Shareholders, as a group, may substitute cash or U.S. Treasuries (of a type and with a fair market value acceptable to Investor acting reasonably) for the Collateral, provided that the cash or U.S. Treasuries is for an amount equal to or greater than $1,205,000, provided, however, that once substituted, such cash or U.S. Treasuries shall serve as the Collateral and no further substitutions shall be permitted. All interest earned on such substitute collateral shall be for the benefit of the Shareholders and, to the extent not utilized to satisfy the Put Price, will be refunded to the Shareholders.

        9. Default. If all of the Shareholders acting together fail, upon Investor's exercise of the Put Option, to elect to purchase and to purchase the DNI Shares in exchange for the Put Price or to transfer the Collateral to Investor in accordance with the terms and conditions set forth in Section 3, then Investor may retain the DNI Shares and, as its sole remedy, take title to all of the Collateral. Each Shareholder authorizes and appoints Investor, after the occurrence of such default, as such Shareholder's attorney-in-fact to transfer all or, in Investor's sole discretion, any part of the Collateral into Investor's name or that of its nominee so that Investor or its nominee may appear of record as the sole owner of the shares of stock.

        10. Voting of Pledged Shares. Unless and until the Collateral is transferred to Investor pursuant to the terms and conditions of this Agreement, each Shareholder shall continue to have the right (subject to his obligations under this Agreement) to:

             (a) attend all meetings of shareholders of VHC held after the date of this Agreement and to vote the shares of such Shareholder's stock which comprise the Collateral at those meetings;

             (b) consent to any action by or concerning VHC for which the consent of the shareholders of VHC is or may be necessary or appropriate; and

             (c) without limitation to do all things which such Shareholder could do as a shareholder of VHC.

        11. Distributions in Respect of Collateral. Whether or not a material breach of a representation, warranty or covenant made by a Shareholder herein has occurred, each Shareholder assigns to, and authorizes Investor to receive, any interest, principal, dividends, distributions, or other income or payments of whatever nature (whether in cash or in kind) now or hereafter made in respect of the Collateral, including those made in connection with the dissolution, liquidation, sale of all or substantially all assets, merger, consolidation, or other reorganization of VHC, or any stock dividend, stock split, recapitalization, reclassification or otherwise (collectively, "Distributions"), to surrender such Collateral or any part thereof in exchange therefor, and to hold any such Distribution as part of the Collateral; provided, however, that Investor or its nominee need not collect any such Distribution on any Collateral or give any notice of nonpayment with respect to such Distributions and further provided that if no material breach of a representation, warranty or covenant made by a Shareholder herein shall have occurred (or would result), each Shareholder may receive for his own account any regular cash dividends.

        12.  Covenants Not to Compete.

             (a) In Favor of VHC. While any individual nominated by Investor sits on VHC's Board of Directors, Investor will not, directly or through a subsidiary, engage in the business of providing vision care plans, or own an equity interest in or, through its nominee, hold a board of directors' position with a business organization engaged in the business of providing vision health plans, or otherwise engage in any practice the purpose of which is to evade the provisions of this covenant not to compete, provided, however, that the foregoing shall not prohibit
   (i) the continuation of Investor's existing arrangements with other vision care plans, or (ii) the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend throughout the State of Florida. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

             (b)  In Favor of Investor.

                  (i) While Investor owns any shares of Common Stock (including the DNI Shares), VHC will not, directly or indirectly, engage in, continue in or carry on the business of providing and/or administering dental care plans (including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged), or otherwise engage in any practice the purpose of which is to evade the provisions of this covenant not to compete, provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation.

                  (ii) While Investor owns at least 100,000 shares of Common Stock and in the event the Shareholders transfer the Collateral to Investor pursuant to Section 3.(c), for a period of one year thereafter, no Shareholder will, directly or indirectly, engage in, continue in or carry on the business of providing and/or administering vision care plans (including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged), or otherwise engage in any practice the purpose of which is to evade the provisions of this covenant not to compete, provided, however, that the foregoing shall not prohibit the continuation of such Shareholder's existing ownership of, investments with or other relationships with any individual or entity engaged in the business of providing and/or administering vision care plans, nor shall it prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation nor shall it prohibit any other passive ownership in or investment by any Shareholder in a non-public company which constitutes 10% or less of the equity thereof. Notwithstanding the foregoing, a Shareholder shall not be subject to this covenant not to compete after the expiration (without exercise) of the Put Option, unless the Shareholder owns shares of Common Stock or other equity securities of the Company.

                  (iii) The parties agree that the geographic scope of the covenants not to compete set forth in this Section 12.(b) shall extend throughout the State of Florida. In the event a court of competent jurisdiction determines that the provisions of either covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

        13.  Miscellaneous Provisions.

             (a) Care of Collateral, Etc. Investor shall exercise reasonable care in the custody and preservation of the Collateral to the extent required by law and it shall be deemed to have exercised reasonable care if it takes such action for that purpose as the Shareholders shall reasonably request in writing.

             (b) Headings. The headings contained in this Agreement are for convenience and reference purposes only, and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

             (c) Pronouns and Plurals. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

             (d)  Time.  Time is of the essence for this Agreement.

             (e) Costs of Litigation. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including, without limitation, attorneys' fees (whether incurred at trial or on appeal) and prejudgment interest.

             (f) Waiver. No single or partial exercise of any right, power or privilege under this Agreement shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

             (g) Assignment; Benefit. No assignment by any party hereto shall relieve such party of its obligations hereunder. The terms "VHC," "Investor" and "Shareholders" as used in this Agreement include the heirs, personal representatives, successors and/or assigns of those parties and this Agreement shall benefit and bind such parties. Except to the extent expressly provided for herein, nothing contained in this Agreement shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

             (h) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws and judicial decisions of the State of Florida, without regard to conflict of law principles thereunder.

             (i) Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

             (j) Notice. All notices, requests, demands and other communications required or permitted by this Agreement shall be in writing and given to the parties at the addresses set forth in the introductory paragraph or below their signatures, as applicable, or at such other address as may be designated in writing from time to time by one party to the others. All such communications shall be (a) personally delivered;
   (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent by private overnight mail courier service. If personally delivered, such communications shall be deemed delivered upon actual receipt by Agent or Investor, as the case may be; if electronically transmitted pursuant to this paragraph, such communications shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); and if sent by overnight courier pursuant to this paragraph, such communications shall be deemed delivered upon actual receipt by Agent or Investor, as the case may be.

             (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             (l) Waiver of Jury Trial. VHC, EACH OF THE SHAREHOLDERS AND INVESTOR, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, HEREBY WAIVE ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR IN THE COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.

             (m) Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, understandings, restrictions, representations or warranties between the parties other than those set forth or provided for herein.

        IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date first written above.

   VISION HEALTH CARE, INC., a             DENTAL NETWORK, INC., a
   Florida corporation                     Florida corporation


   By:  /s/ Peter D. Liane                 By:  /s/ Henry Tie Shue
        Peter D. Liane, President               Henry Tie Shue, President




   /s/ James W. Andrews                    /s/ Peter D. Liane
   James W. Andrews, O.D.                  Peter D. Liane, O.D.
   Address:____________________            Address:____________________
   ____________________________            ____________________________
   Telephone No.:                          Telephone No.:
   Facsimile No.:                          Facsimile No.:



   /s/ Howard J. Braverman                 /s/ Jeffrey C. Locke
   Howard J. Braverman, O.D.               Jeffrey C. Locke, O.D.
   Address:____________________            Address:____________________
   ____________________________            ____________________________
   Telephone No.:                          Telephone No.:
   Facsimile No.:                          Facsimile No.:



   /s/ Roy L. Burgess                      /s/ Terrance W. Naberhaus
   Roy L. Burgess, C.P.A., M.S.M.          Terrance W. Naberhaus, O.D.
   Address:____________________            Address:____________________
   ____________________________            ____________________________
   Telephone No.:                          Telephone No.:
   Facsimile No.:                          Facsimile No.:


   /s/ Alan P. Fisher                      /s/ Raymond M. Neff
   Alan P. Fisher, O.D.                    Raymond M. Neff
   Address:____________________            Address:____________________
   ____________________________            ____________________________
   Telephone No.:                          Telephone No.:
   Facsimile No.:                          Facsimile No.:


   /s/ Mitchell W. Legler                  /s/ John M. Renaldo
   Mitchell W. Legler                      John M. Renaldo, O.D.
   Address:____________________            Address:____________________
   ____________________________            ____________________________
   Telephone No.:                          Telephone No.:
   Facsimile No.:                          Facsimile No.:


   /s/ Patty Fisher                        /s/ Harriet D. Legler
   Patty Fisher                            Harriet D. Legler
   Address:____________________            Address:____________________
   ____________________________            ____________________________
   Telephone No.:                          Telephone No.:
   Facsimile No.:                          Facsimile No.:


   /s/ Christina C. Locke                  /s/ Judy L. Renaldo
   Christina C. Locke                      Judy L. Renaldo
   Address:____________________            Address:____________________
   ____________________________            ____________________________
   Telephone No.:                          Telephone No.:
   Facsimile No.:                          Facsimile No.:

                                   SCHEDULE A


                               GUARANTY PERCENTAGE

                                 Number of  Number        Shares
                      Number     Original   of New      Purchased     Total Shares     Guaranty
     Shareholder    of Shares1   Options2   Options3   in Offering4   and Options     Percentage

    Andrews, J.       7,875      15,700      3,488              0        27,063        13.63%

    Braverman, H.    15,750      15,700      4,653              0        36,103        18.18%

    Burgess, R.       7,875       7,850      2,327              0        18,052         9.09%

    Fisher, A.        7,875      15,700      3,488              0        27,063        13.63%

    Legler, M.        7,875           0      1,165              0         9,040         4.55%

    Liane, P.         7,875      15,700      3,488              0        27,063        13.63%

    Locke, J.         7,875           0      1,165              0         9,040         4.55%

    Naberhaus, T.     7,875      15,700      3,488              0        27,063        13.63%

    Neff, R.          7,875           0      1,165              0         9,040         4.55%

    Renaldo, J.       7,875           0      1,165              0         9,040         4.55%


    TOTAL            86,625      86,350     25,594              0       198,569       100.00%

   _________________________________

   1    Includes shares received prior to the Offering.
   2    Includes options granted under VHC's incentive option plan.
   3    Includes options granted for guarantee of Put Option.
   4    Includes shares bought in the offering (excluding those bought through IRAs).
